Exhibit (a)(1)(E)

Offer to Purchase for Cash
941,942 Ordinary Shares
of
OPTIBASE LTD.
at
$11.60 PER SHARE
by
THE CAPRI FAMILY FOUNDATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK
TIME, AND 5:00 P.M. ISRAEL TIME, ON MARCH 17, 2022, UNLESS THE OFFER IS EXTENDED.

February 15, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of the date hereof, and the related Letter of Transmittal, which as amended from time to time, together constitute the Offer, in connection with the tender offer of The Capri Family Foundation (the “Purchaser”) to purchase 941,942  ordinary shares, par value NIS 0.65 per share (the “Shares”) of Optibase Ltd. (“Optibase”), not already owned by the bidder group, at a price of $11.60 per Share, net to the seller in cash less any applicable withholding taxes, and without interest.  The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.  Terms that are capitalized but not defined in this letter have the meanings given to them in the Offer to Purchase.

We are (or our nominee is) the holder of record of Shares held by us for your account.  A tender of your Shares can be made only by us as the holder of record of the Shares and only pursuant to your instructions.  The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Please instruct us as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms of, and subject to the conditions to, the Offer.

If you determine to tender your Shares in the Offer, we also request instructions as to whether you are eligible for an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”) and submitting the accompanying documents (to the extent applicable to you).  In this respect, as more fully described in the Offer to Purchase, pursuant to Israeli tax law, the Purchaser will withhold applicable amounts from the cash payment (if any) made to you with respect to Shares tendered by you and accepted for payment by the Purchaser pursuant to the Offer, unless you are either (1) eligible for a full exemption from such tax and complete and submit to us the Declaration Form and accompanying documents (to the extent applicable to you) together with your tender instructions, or (2) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate and provide a valid certificate issued by the Israel Tax Authority (the “Valid Certificate”).  We are (or our nominee is) the holder of record of Shares held by us for your account and therefore, you should submit the Declaration Form (and accompanying documents, to the extent applicable) or the Valid Certificate only to us, and by doing so, you also acknowledge that we may forward such form and documents (as well as related information) to the Purchaser, to the Depositary, to the Information Agent and any person authorized by the Purchaser.  You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).  See Section 13 of the Offer to Purchase, which also sets forth important information with respect to U.S. backup withholding taxes.

Your attention is directed to the following:

1.          The offer price is $11.60 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer Price is LESS than recent trading prices for the Shares on Nasdaq and on the Tel Aviv Stock Exchange.

2.          The bidder group, of which the Purchaser is a part, currently owns 4,256,419 Shares, representing approximately 81.9% of the issued and outstanding Shares. The Purchaser is offering to purchase all of the outstanding Shares not owned by the bidder group.

3.          The Offer is subject to a minimum condition and the Purchaser will not waive this condition. The Offer is subject to customary additional conditions specified in the Offer to Purchase. The Offer is not conditioned on the availability of financing or the approval of the board of directors of Optibase. Please see Section 19 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waivable by the Purchaser.

4.          Tendering shareholders will generally not be obligated to pay brokerage fees, service fees or commissions with respect to the purchase of Shares by the Purchaser in the Offer.  Except as otherwise provided in Instruction 6 to the Letter of Transmittal, share transfer taxes will not be paid by the Purchaser.

5.          If you wish to tender your shares, please carefully complete, execute and return to us the Tender Instruction Letter attached to this letter.

6.          Shareholders may tender their Shares until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on March 17, 2022 (the “Expiration Date”), unless the Offer is extended.

7.          Following the Expiration Date, in accordance with applicable law, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. Promptly following the Expiration Date, the Purchaser will announce the results of the offer.

If you wish to have us tender any or all of your Shares held by us for your account, please (1) so instruct us by completing, executing and returning to us the Tender Instruction Letter attached to this letter together with the accompanying documents (if applicable to you) and (2) if applicable to you, complete, execute and return to us the Declaration Form enclosed with this letter together with the accompanying documents (if applicable to you).

IF YOU DO NOT WISH TO TENDER ANY SHARES YOU MAY SIMPLY DO NOTHING.

An envelope in which to return your instructions to us is enclosed.  If you authorize the tender of your Shares in the Offer, all of your Shares will be tendered unless otherwise specified in your instructions.  Your tender instructions (and Declaration Form and accompanying documents, or a Valid Certificate, if applicable) should be forwarded to us in ample time to permit us to submit a tender on your behalf and, if you completed the Declaration Form and submitted the accompanying documents, or a Valid Certificate, (if applicable), request an exemption from Israeli withholding tax on your behalf, prior to the Expiration Date.

TENDER INSTRUCTION LETTER
with Respect to the Offer
to Purchase for Cash
941,942 Ordinary Shares
of
Optibase Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 15, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal, which as amended from time to time, together constitute the Offer, in connection with the tender offer of The Capri Family Foundation (the “Purchaser”), to purchase 941,942 ordinary shares, par value NIS 0.65 per share (the “Shares”) of Optibase Ltd. (“Optibase”), at a price of $11.60 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer.

Terms that are capitalized but not defined in this Tender Instruction Letter have the meanings given to them in the Offer to Purchase.

IMPORTANT:  Each non-Israeli resident shareholder tendering Shares in the offer who is submitting a completed Declaration Form and that shall receive an aggregate payment pursuant to the offer that is in an amount in excess of US$100,000, to prevent the deduction and withholding of Israeli tax, must also provide a valid certificate of residency for tax purposes issued by the tax authority of its country of residence (the “Residency Certificate”).  Such shareholder may elect, by checking the box below, to submit its Residency Certificate during a period of 180 days following the Expiration Date (the “Additional Period”).  In such case, to the extent the offer is consummated, 75% (in the case of individuals) and 77% (in the case of corporations) of the payment to be paid to such shareholder pursuant to the offer shall be paid promptly following the Expiration Date in accordance with the terms of the Offer to Purchase and 25% (in the case of individuals) and 23% (in the case of corporations) of the payment to be paid to such shareholder pursuant to the offer shall be retained and held in escrow (the “Escrow Amount”) by the U.S. Depositary.  See Instruction 10 of the Letter of Transmittal for a description of the process for the payment of, and withholding from the Escrow Amount.

If such a shareholder does not check any of the boxes below, Israeli withholding tax will be deducted from the payment to be paid to such shareholder pursuant to the offer.

Please check one of the following boxes if applicable to you:

☐	A RESIDENCY CERTIFICATE IS BEING DELIVERED TOGETHER WITH THIS TENDER INSTRUCTION LETTER.

☐	A RESIDENCY CERTIFICATE IS NOT BEING DELIVERED TOGETHER WITH THIS TENDER INSTRUCTION AND I/WE ELECT TO SUBMIT A RESIDENCY CERTIFICATE DURING THE ADDITIONAL PERIOD.

IMPORTANT:  Each individual non-Israeli resident shareholder tendering Shares for payment in the offer who is submitting a completed Declaration Form, to prevent the deduction and withholding of Israeli tax, must also provide a copy of the photo page of his or her passport.  If such a shareholder does not provide a copy of the photo page of his or her passport, Israeli withholding tax will be deducted from the payment to be paid to such shareholder pursuant to the offer.

Please check the following box if applicable to you:

☐	I AM AN INDIVIDUAL NON-ISRAELI RESIDENT SHAREHOLDER AND A COPY OF THE PHOTO PAGE OF MY PASSPORT IS BEING DELIVERED TOGETHER WITH THIS TENDER INSTRUCTION LETTER.

IMPORTANT: Each shareholder tendering Shares in the Offer is required to indicate whether or not such holder has a “personal interest,” within the meaning of the Israeli Companies Law, 1999 (the “Israeli Companies Law”) and as described in the Offer to Purchase, in the acceptance of the Offer. Under the Israeli Companies Law, the completion of the Offer depends in part on whether the majority of the Shares tendered into the Offer, and not withdrawn, shall have been tendered by offerees who do not have a “personal interest,” within the meaning of the Israeli Companies Law, in the acceptance of the Offer. A shareholder who fails to provide this information will not be counted for certain purposes when determining whether the minimum condition of the Offer has been satisfied. See Section 19 of the Offer to Purchase.

Please check one of the following boxes:

☐	I DO NOT HAVE A “PERSONAL INTEREST” IN THE ACCEPTANCE OF THE OFFER.

☐
I HAVE A “PERSONAL INTEREST” IN THE ACCEPTANCE OF THE OFFER. The basis for my “personal interest” is (please complete) ________________________
_______________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________

This will instruct you to tender in the Offer the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: _____________________, 2022

Number of Ordinary Shares To Be Tendered: ____________________ Ordinary Shares[1]	SIGN HERE

Signature(s)

Please type or print names(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

PLEASE NOTE THAT THIS TENDER INSTRUCTION LETTER IS TO TENDER YOUR SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.
_________________________
Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.